Exhibit 99.1

Exponent Reports First Quarter 2006 Results

MENLO PARK, Calif., April 17, 2006 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, revenues increased 7% to $42,027,000, as compared to $39,196,000 in the same period one year ago. Revenues before reimbursements increased 7% to $39,619,000, as compared to $36,929,000 in the first quarter of 2005.

Net income for the first quarter of 2006 was $3,822,000, or $0.43 per diluted share as compared to $3,867,000, or $0.45 per diluted share reported last year. For the first quarter of 2006 Exponent began expensing stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R (“123R”). First quarter 2006 net income, excluding 123R expense of $433,000, was $4,255,000 or $0.48 per diluted share.

EBITDAS1 for the first quarter of 2006 was $7,921,000, as compared to $7,508,000 for the same period one year ago. During the first quarter of 2005, the Company signed a follow-on contract with the U.S. Navy and realized approximately $430,000 in revenues and pre-tax income for work performed and expensed during the fourth quarter of 2004. Excluding this pre-tax income, EBITDAS in the first quarter of 2005 would have been $7,078,000. EBITDAS as a percentage of revenues before reimbursements in the first quarter of 2006 was 20.0% as compared to 19.4% in the same period a year ago, excluding the benefit of the U.S. Navy contract.

On March 31, 2006, Exponent had $70.7 million in cash, cash equivalents and short-term investments.

In a separate release today, Exponent announced that its Board of Directors has approved a two-for-one stock split, subject to shareholder approval. In addition, the Board of Directors has approved a stock repurchase program that authorizes the Company to purchase up to $35,000,000 of its common stock.

“We are pleased with our financial performance for the quarter, where revenues before reimbursements, excluding defense technology development revenues of $2.8 million in 2005 and $1.7 million in 2006, increased 11% over the prior year,” commented Michael Gaulke, CEO and President. “We had strong year-over-year growth in our civil engineering, construction consulting, biomechanics, food & chemicals, and mechanics & materials practices. We continue to grow our businesses in analyzing failures and accidents and in evaluating environmental and health problems, while also expanding our capabilities to assist clients to prevent these issues from arising. During the quarter we continued our efforts to strengthen our portfolio of defense technology development programs.

“Also in the first quarter we were successful in our recruiting efforts, increasing technical full-time equivalent employees (“FTEs”) by eight percent over the first quarter of 2005. We are proud to report that we realized growth in FTEs within twelve practices and have programs underway to continue to expand our professional ranks.

“Our results in the first quarter lay the groundwork for a strong 2006. We expect continued revenue growth and operating margin improvement for the year. We are committed to building shareholder value as evidenced by the stock split and stock repurchase program. Exponent remains uniquely positioned in the market which will allow us to continue our growth in 2006 and beyond.”

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, April 17, 2006, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 888-830-3976. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing (800) 642-1687 and entering reservation #7727139.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physician, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended March 31, 2006 and April 1, 2005

(in thousands, except per share data)

	Quarter Ended
	March 31, 2006	April 1, 2005
Revenues
Revenues before reimbursements	$39,619	$36,929
Reimbursements	2,408	2,267

Revenues	42,027	39,196

Operating expenses
Compensation and related expenses	25,496	23,373
Other operating expenses	4,765	4,664
Reimbursable expenses	2,408	2,267
General and administrative expenses	2,697	2,316
Stock-based compensation	1,271	521

	36,637	33,141

Operating income	5,390	6,055

Other income
Interest income, net	498	234
Miscellaneous income, net	378	114

	876	348

Income before income taxes	6,266	6,403

Income taxes	2,444	2,536

Net income	$3,822	$3,867

Net income per share:
Basic	$0.46	$0.48
Diluted	$0.43	$0.45

Shares used in per share computations:
Basic	8,248	8,023
Diluted	8,894	8,673

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 30, 2005

(in thousands)

	March 31, 2006	December 30, 2005
Assets
Current assets:
Cash and cash equivalents	$10,196	$13,216
Short-term investments	60,467	55,682
Accounts receivable, net	48,037	46,211
Prepaid expenses and other assets	2,632	2,900
Deferred income taxes	2,471	2,156

Total current assets	123,803	120,165

Property, equipment and leasehold improvements, net	29,826	29,839
Goodwill	8,607	8,607
Other assets	6,436	5,630

	$168,672	$164,241

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,799	$4,136
Accrued payroll and employee benefits	15,753	19,910
Deferred revenues	2,425	2,364

Total current liabilities	22,977	26,410

Other liabilities	3,774	3,487
Deferred rent	1,137	1,144

Total liabilities	27,888	31,041

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	48,718	44,963
Accumulated other comprehensive loss	(86)	(93)
Retained earnings	92,144	88,322

Total stockholders’ equity	140,784	133,200

	$168,672	$164,241

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended March 31, 2006 and April 1, 2005

(in thousands)

	Quarter Ended
	March 31, 2006	April 1, 2005
Net Income	$3,822	$3,867

Add back (subtract):

Income taxes	2,444	2,536
Interest income, net	(498)	(234)
Depreciation and amortization	882	818
Stock-based compensation	1,271	521

EBITDAS (1)	$7,921	$7,508

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.